Exhibit 99.1

Janus Henderson Announces Appointment of Leslie F. Seidman to Board of Directors

LONDON – May 31, 2023 – Janus Henderson Group plc (NYSE/ASX: JHG) (“Janus Henderson” or the “Company”) today announced that Leslie F. Seidman has been appointed to serve as an independent director on the Board of the Company, effective June 1, 2023. Ms. Seidman will also serve as Chair of the Audit Committee and as a member of the Governance and Nominations Committee.

Ms. Seidman has over 30 years of experience in the accounting profession, serving as a member of the Financial Accounting Standards Board from 2003 to 2013 and as Chair for the last three years of her term. Previously, Ms. Seidman was the founder and managing member of a financial reporting consulting firm that served global financial institutions, law firms, and accounting firms, served as Vice President of Accounting Policy and in other roles at J.P. Morgan & Company, Inc. (now JPMorgan Chase), and was an auditor for Arthur Young & Co. (now EY). Ms. Seidman was also a Public Governor of the Financial Industry Regulatory Authority from 2014 to 2019 and a director of General Electric from 2018 to 2023, where she served as Chair of the Audit Committee. Currently, she serves as an independent director of Moody’s Corporation, where she serves as Chair of the Governance and Nominating Committee and sits on the Audit Committee (past Chair) and the Executive Committee. She also serves as an advisor to idaciti, Inc., a start-up fintech company involving digital financial and non-financial data. Ms. Seidman, a certified public accountant, has earned certifications in cybersecurity and ESG oversight, has a BA in English (cum laude) from Colgate University, and has an MS in accounting from the New York University Stern School of Business.

John Cassaday, Chair of the Janus Henderson Board of Directors, said:

“We are delighted to welcome Leslie Seidman to Janus Henderson as an independent director on the Board and as Chair of the Audit Committee. Leslie is a recognized thought leader in corporate governance and financial reporting, and her breadth and depth of experience will be invaluable in helping guide and position Janus Henderson for future success.”

Leslie F. Seidman, independent director on the Board of Janus Henderson and Chair of the Audit Committee, said:

“I am honored to be appointed to the Board of Janus Henderson, one of the most respected asset managers providing research-based investment alternatives to institutional and individual investors. I look forward to working closely with the other Board members and the management team to help guide and position Janus Henderson in its mission of helping its clients, and their clients, invest in a brighter future together.”

After Ms. Seidman’s appointment comes into effect, the Company’s total number of directors will be 11, of whom 10 are independent non-executive directors and five are female (45% of the Board).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of March 31, 2023, Janus Henderson had approximately US$311 billion in assets under management, more than 2,000 employees, and offices in 24 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

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Jim Kurtz	Nicole Mullin
Head of Investor Relations +1 303 336 4529 Jim.kurtz@janushenderson.com	Director of Media Relations, UK, EMEA, LatAm & APAC +44 (0)20 7818 2511 nicole.mullin@janushenderson.com

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Investor Relations	Sarah Johnson
investor.relations@janushenderson.com	Director of Media Relations & Corporate Communications +1 303 336 4219
sarah.johnson@janushenderson.com